Exhibit (p)(19)

Harris Associates L.P., Harris Associates Securities L.P. and Harris Associates Investment Trust

Code of Ethics and Statement on Insider Trading

As Amended, Effective as of September 30, 2019

I.	DEFINITIONS

A.	Firm or Harris. The term “Firm” or “Harris” shall include Harris Associates L.P. (“HALP”) and Harris Associates Securities L.P. (“HASLP”).

B.	Trust. The term “Trust” shall mean Harris Associates Investment Trust, including any series of shares of beneficial interest of the Trust (each, a “Fund”).

C.

Employee. The term “Employee” shall include any person employed by the Firm, whether on a full or part-time basis and all partners, officers, shareholders and directors (other than Non-Access Directors (as defined below)) of the Firm.

D.

Access Person. The term “Access Person” shall have the meanings set forth in Section 17j- 1(a)(1) of the Investment Company Act of 1940 and rules thereunder (the “Act”) and Section 204A-1(e)(1) of the Investment Advisers Act of 1940 (the “Advisers Act”).

Accordingly, Access Person includes any director, officer, partner (or managing member) or Advisory Person (as defined below) of the Trust or HALP, and any director, officer or partner of the Trust, HALP or HASLP who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making securities recommendations to a Client, or who has access to such recommendations that are non-public, but shall not include (1) any trustee of the Trust who is not an “interested person” of the Trust1; (2) any trustee of the Trust who is designated an “interested person”, as defined in Section 2(a)(19) of the Investment Company Act of 1940, but who is not a director, officer, general partner or Advisory Person of HALP, HASLP or Harris Associates, Inc.; and (3) any Non-Access Director.

E.

Advisory Person. The term “Advisory Person” shall have the meaning set forth in Section 17j-1(a)(2) of the Act. Accordingly, Advisory Person includes any Employee of the Firm, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities (as defined below) by a Client (as defined below), or whose functions relate to the making of any recommendations with respect to purchases and sales, and any natural person in a control relationship to a Fund or HALP who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by the Fund. For the

[1]	Independent trustees of the Trust are subject to a separate code of ethics.

purpose of this Code, each Employee of the Firm with an office at the Firm’s principal place of business shall be deemed to be an Advisory Person. In addition, the term “Advisory Person” shall include any contractor, consultant, temporary employee or intern (or similar person) engaged by the Firm or employed by the Trust who is designated as an Advisory Person by the Chief Compliance Officer[2] as a result of such person’s access to information regarding the purchase or sale of Covered Securities.

F.

Persons Subject to this Code. Each Employee, Access Person and such other individuals as are specifically identified in writing by the Trust’s or HALP’s Chief Compliance Officer as being subject to this Code will be subject to this Code. Non-Access Directors are subject to the following provisions of this Code: II.A, II.B, II.C.i., II.J, and III (except for III.B.3 and the last sentence of III.B.4).

G.

Covered Security. The term “Covered Security” shall have the same meaning as “security” that is set forth in Section 2(a)(36) of the Act,[3] including any right to acquire such security, except that it shall not include securities which are direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by open-end investment companies other than Reportable Funds and ETFs (defined below).

Securities which are direct obligations of the national government of any country other than the United States shall be treated as Covered Securities for reporting purposes only (“Reportable Government Bonds”).

All exchange-traded funds (“ETFs”) and Reportable Funds, whether registered as open-end management companies or unit investment trusts, shall be treated as Covered Securities for reporting purposes only. Derivative instruments where the reference asset(s) is a broad-based securities index or an ETF shall be treated as Covered Securities for reporting purposes only.

Digital currency shall be treated as Covered Securities when and only when they are to be purchased in an initial offering. For the avoidance of doubt, neither the holding of digital currency nor secondary trading in digital currency implicates this Code.4 Derivative instruments where the reference asset(s) is a digital currency shall be treated as Covered Securities for reporting purposes only.

[2]	The Chief Compliance Officer may delegate any responsibilities assigned to him or her hereunder to one or more delegates.
[3]

Sec. 2(a)(36) “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

[4]

Given the evolving regulatory environment around digital currency generally, Persons Subject to this Code should contact the Compliance Department before trading in digital currency if they are unsure about how such trading is treated under this Code.

H.

Reportable Fund. The term “Reportable Fund” shall have the meaning set forth in Section 204A-1(e)(9) of the Advisers Act. Reportable Fund means any investment company registered under the Act that is advised or sub-advised or distributed by the Firm or any entity that controls HALP, that is controlled by HALP or that is under common control with HALP (e.g. Natixis Asset Management Advisers, Loomis Sayles) other than money market funds. A current list of Reportable Funds is maintained on the Compliance page of the Firm’s intranet site.

I.

Beneficial Interest or Ownership. The term “beneficial interest or ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest.

A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction.

You will be presumed, unless such presumption is determined to have been rebutted by the Firm’s General Counsel and Chief Compliance Officer (or their designee(s)), to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by you or by a member of your “immediate family” (which shall include any of your children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law and your spouse, mother-in-law, father- in-law, and shall include adoptive relationships) with whom you share the same household and in all accounts through which any such person or you obtain the substantial equivalent of ownership, such as trusts in which he or she is a trustee or beneficiary, partnerships in which he or she is the general partner, corporations in which he or she is a controlling shareholder or any other similar arrangement. For these purposes, the term “spouse” includes any live-in/domestic partner who shares your household and who combines his or her financial resources with you in a manner similar to that of married persons.

Any questions an Employee may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Firm’s General Counsel or Compliance Department. Non-exhaustive examples of beneficial interest or ownership are attached as Appendix A.

J.	Client. The term “Client” shall mean any client of HALP, including any Fund.

K.

Non-Access Director. The term “Non-Access Director” shall mean any person who is a Director of Harris Associates, Inc., the corporate general partner of HALP and HASLP, but who is not an officer or employee of any of HALP, HASLP or Harris Associates, Inc. and who meets all of the following conditions:

i.

He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

ii.

He or she does not have access to nonpublic information regarding any Client’s purchases or sales of securities (other than information contained in standard account statements or reports that the Firm may furnish to such person in his or her capacity as a Client), or nonpublic information regarding the portfolio holdings of any Reportable Fund; and

iii.

He or she is not involved in making securities recommendations to Clients, and does not have access to such recommendations that are nonpublic (other than information contained in standard account statements or reports that the Firm may furnish to such person in his or her capacity as a Client).

L.

Discretionary Accounts. The term “Discretionary Account” shall mean any account in which you have a beneficial interest or ownership, but over which you have no direct or indirect influence or control. You may be deemed to have direct or indirect influence or control over an account if your adviser consults you, or seeks your input, regarding potential or current investments in the account or if you suggest investments to the individual or institution with influence or control.

Persons Subject to this Code should obtain the written approval of the Chief Compliance Officer regarding a Discretionary Account before relying on the reporting and other exceptions provided herein for the Discretionary Account.

Exceptions: Notwithstanding the above, a “Discretionary Account” shall not include any account in which a Person Subject to this Code has delegated investment discretion to any other Person(s) Subject to this Code.

Assessment of Discretionary Accounts: The Chief Compliance Officer may make inquiries to a Person Subject to this Code and/or such person’s investment professional at any time (including before or after any approval of the Discretionary Account has been provided) in its assessment of whether an account should be treated as, or remains, a Discretionary Account. In doing so, the Chief Compliance Officer may request such person and/or such person’s adviser to certify that such person has no direct or indirect influence or control over the account. Such person shall respond to, or, as requested, arrange for such person’s adviser to respond to, any such inquiries and shall make, or, as requested, arrange for such person’s adviser to make, any such certifications.

II.	CODE OF ETHICS

A.	GENERAL STATEMENT

Harris seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by Clients is something that is highly valued and must be protected. The Firm owes a fiduciary duty to its Clients, and the fundamental principle of the Firm is that the Firm should not inappropriately put its interests ahead of its Clients.

The Investment Company Act and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a registered investment company that is advised or sub-advised by the Firm (a “RIC”) to:

i.)	employ any device, scheme, or artifice to defraud a RIC;

ii.)

make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead a RIC regarding a material fact;

iii.)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a RIC; or

iv.)	engage in any manipulative practice with respect to a RIC.

The restrictions on personal securities transactions contained in this Code are intended to help the Firm monitor for compliance with these prohibitions. To attempt to ensure that each Person Subject to this Code satisfies this Code and the Firm satisfies the relevant record keeping obligations, the Firm has developed the following rules relating to personal securities trading, outside employment, personal investments with external investment managers and confidentiality.

The General Counsel and Chief Compliance Officer, [acting in concert], have the authority to grant written waivers of the provisions of this Code in instances they determine appropriate in their discretion.5

The Firm expects all Persons Subject to this Code to comply with the spirit of the Code as well as the specific rules contained in the Code. Any violations of the Code must be reported promptly to the Firm’s Chief Compliance Officer.

[5]

In performing their various responsibilities under this Code, the General Counsel, Chief Compliance Officer, and others assigned powers and/or duties under this Code may consult with the Firm’s President to the extent they deem necessary or desirable.

B.	COMPLIANCE WITH FEDERAL SECURITIES LAWS

More generally, Persons Subject to this Code are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

i.)	the Securities Act of 1933, Securities Act of 1934, Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (“SEC”) rules thereunder;

ii.)	the Investment Advisers Act of 1940 and SEC rules thereunder;

iii.)	the Investment Company Act of 1940 and SEC rules thereunder;

iv.)	Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

v.)	the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and SEC and Department of the Treasury rules thereunder.

C.	RESTRICTIONS ON TRADING

It is desirable for Persons Subject to this Code to avoid a transaction in any Covered Security which is also the subject of a Client portfolio purchase or sale if that transaction would be to the disadvantage of that Client. To seek to effect that result, the following specific restrictions apply to all trading activity in Covered Securities in accounts in which a Person Subject to this Code has a beneficial interest or ownership other than Discretionary Accounts:

i.)	Any transaction in a Covered Security in anticipation of Client orders (“frontrunning”) is prohibited;

ii.)

Any transaction in a Covered Security which is the subject of approval by one of the Firm’s stock selection groups for addition to an approved list is prohibited until the tenth business day following the dissemination of that recommendation, or any longer period specified in this Code;

iii.)

Any transaction in a Covered Security which the Person Subject to this Code knows or has reason to believe is being purchased or sold or considered for purchase or sale[6] by the Firm on behalf of any Client is prohibited until, subject to extension under II.E., the transaction by such Client has been completed or consideration of such transaction has been abandoned;

[6]

A security is “being considered for purchase or sale” when the earlier of, a recommendation to purchase or sell has been made and communicated to SSG or the security is placed on the research project list and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

iv.)

Any transaction in a security within two business days after any Client has a pending or actual transaction is prohibited. Additionally, if an Access Person places an order for a security prior to a Portfolio Manager or Fund Manager placing a Client order for the same security that day, the Access Person’s order may be cancelled if practicable after notice and if, in the judgment of the General Counsel or Chief Compliance Officer, such cancellation will prevent Client harm;

v.)

Any transaction in derivative instruments that are Covered Securities other than where the reference asset(s) (i) includes only one or more equity securities with a de minimis market capitalization[7], (ii) is a broad-based securities index or an ETF or (iii) is a digital currency (together “Permissible Derivative Investments”);

vi.)	The purchase of any Covered Security in an initial public offering; and

vii.)

Such other transactions in Covered Securities as the Chief Compliance Officer or General Counsel shall determine in each of their discretion from time to time to effect the purposes of this Code of Ethics.

Additionally, no Person Subject to this Code shall knowingly sell to or purchase from the Funds any security or other property except, in the case of the Funds, securities issued by the Funds. Neither shall the Firm nor any Person Subject to this Code share in the profits or losses in any account of a Client carried by the Firm or any other FINRA member, except to the extent provided for by Rule 205-3 of the Investment Advisers Act of 1940 and/or FINRA Rule 2150, as applicable.

D.	PRIVATE INVESTMENT POOLS AND OTHER PRIVATE PLACEMENTS.

No non-Discretionary Account in which an Access Person has a beneficial interest or ownership shall acquire any security issued by a private investment pool (such as a hedge fund, commodity pool, or private equity fund), including by committing capital to an external investment manager’s investment vehicle, or invest in any other limited offering (i.e., a securities offering exempt from registration pursuant to Section 4(a)(2) or 4(a)(5) of the Securities Act of 1933 or Rules 504 or 506 thereunder) without the prior approval of the Firm’s Chief Compliance Officer. For the avoidance of doubt, this prohibition shall not apply to non-securities offerings, such as (i) direct investments or holdings in real estate (buildings, apartments, residences, or other similar investments that are not securities), (ii) a note secured by a mortgage on a home, (iii) a short-term note secured by a lien on a small business or some of its assets or (iv) an ownership interest in an enterprise whose profits, if any, will come primarily from the Access Person’s own efforts.

In deciding whether to grant approval to a request to purchase a private investment pool or other private placement, consideration will be given to whether the investment (i) is consistent with the

[7]	An issuer of an equity security has a de minimis market capitalization if the issuer has a market capitalization below the level at which Harris ordinarily invests for client accounts.

Firm’s investment philosophy and guidelines, (ii) is a Firm opportunity that is appropriate for and should be offered to Clients and (iii) creates an actual conflict or the appearance of a conflict of interest for the Firm with respect to its Client(s). An Access Person who holds a security acquired in a private investment pool or in another private placement must disclose that investment to the Firm’s Chief Compliance Officer if such Access Person later participates in the consideration of that issuer for inclusion on any list of securities approved for purchase or sale by Clients.

E.	ADDITIONAL RESTRICTION ON FUND MANAGERS OF INVESTMENT COMPANY ACCOUNTS.

Any Access Person who is a fund manager of any RIC is, to the extent the trade is otherwise permitted under this Code, prohibited from buying or selling a covered security for an account in which he or she has a beneficial interest or ownership or as to which he or she has investment discretion within fifteen calendar days before and after the investment company that he/she manages trades in that security. Any profits realized on trades effected within the proscribed periods in violation of this Code shall be required to be disgorged. Any losses realized on a sale within the proscribed periods where the sale is required by the Firm because the purchase was in violation of this Code shall be borne by the fund manager if it was the fund manager’s actions which caused the violation.8

F.	CLIENT ACCOUNTS EXEMPT FROM REQUIREMENTS OF CODE.

Any Client accounts (including open-end investment companies and limited partnerships) for which the Firm acts as investment adviser or general partner shall be managed in accordance with the Firm’s trading procedures for a Client account. Any account owned in whole or in part by Persons Subject to this Code shall nonetheless be a Client account and exempt from the provisions of Sections C, D, E and G of Part II of this Code if: (1) the account has been seeded by the Firm or affiliated persons of the Firm and is being managed in anticipation of investments by persons not affiliated with the Firm; or (2) unaffiliated persons of the Firm are also invested in the account; or (3) the account is operated as a model portfolio in contemplation of management of Client accounts in the same or a similar strategy.

G.	REQUIREMENTS AND PROCEDURES TO IMPLEMENT TRADING RESTRICTIONS AND REPORTING OBLIGATIONS.

1.	Trading in Non-Discretionary Accounts in which an Advisory Person has a Beneficial Interest or Ownership.

Limitation on Non-Discretionary Accounts. All Advisory Persons who have non-Discretionary Accounts that hold or can hold Covered Securities and in which the Advisory Person has a beneficial interest or ownership may maintain such accounts at Pershing LLC (“Pershing”, the Firm’s prime broker) or at any other approved broker-dealer or bank (“Approved Firms”).9

[8]	Any profits required to be disgorged hereunder shall be donated to a charity designated by the Firm or as otherwise directed by the Chief Compliance Officer.
[9]

Contact Compliance for the list of approved firms. As a general matter trading through non-Approved Firms is not permitted except in unusual cases, such as when a new employee is hired and cannot practically move an account to an Approved Firm.

Transactions in Covered Securities, other than mutual funds, ETFs, and Reportable Government Bonds (see below), in any non-Discretionary Account in which an Advisory Person has a beneficial interest or ownership (other than accounts held with Pershing) are permitted only after the Advisory Person has (i) obtained the written pre-approval of the Chief Compliance Officer to open the account or place an initial order in the account with such other broker-dealer or bank and (ii) provided such other broker-dealer or bank with a written notice of the Advisory Person’s affiliation with Harris and secured the obligation of such other broker-dealer or bank to send copies of confirmations and all periodic statements to the Compliance Department if information is not received through a direct broker feed.

Pre-Approval of Transactions in Covered Securities. Except for those transactions listed below, you must receive pre-approval for every transaction in a Covered Security in any account in which you have a beneficial interest. This requirement applies to purchases, sales, short sales and exposures obtained through entering into derivative instruments where a Covered Security is a reference asset.

Notwithstanding the above, transactions in the following do not require pre-approval:

•	Mutual Funds;

•	ETFs;

•	Derivative instruments where the reference asset(s) is a broad-based securities index;

•	Reportable Government Bonds;

•	Discretionary Accounts[10];

•	Digital currencies unless it is a purchase in an initial offering;

•	Dividend reinvestment plans or systematic purchase plans; or

•

Securities, or options on securities, of an issuer at which an immediate family member is (or was) employed and that such immediate family member receives as compensation as part of his or her employment, when such transaction is conducted pursuant to a plan specified under Rule 10b5-1(c) under the Securities Exchange Act of 1934 (or similar plan) (“Employee Compensation Plans”).[11]

[10]	Discretionary Accounts must be pre-approved before relying on any exception for Discretionary Accounts. See the definition of “Discretionary Account” above.
[11]

Such transactions are also not subject to the Restrictions on Trading in Section II.C. Persons subject to this Code are encouraged to provide the Firm’s Chief Compliance Officer with advance notice of any participation of an Immediate Family Member in an Employee Compensation Plan.

Required Provision of Confirmation. If an Advisory Person has obtained approval to open or hold a non-Discretionary Account at a broker-dealer or bank other than with Pershing or another Approved Firm, the Advisory Person must also, after each transaction in that account in Covered Securities other than Reportable Funds, ETFs or Reportable Government Bonds, promptly present Compliance with a confirmation reflecting the details of the transaction completed. Compliance will reconcile the trade confirmations it receives with the pre-clearance requests processed within the automated personal trading system.

Discretionary Application of Pre-Approval Requirement to Non-Advisory Persons. In addition to requiring pre-approval for transactions in Covered Securities by Advisory Persons (as described above), Compliance may require any trade by a Person Subject to this Code to be pre-cleared if such a trade could reasonably be viewed to give rise to, or appear to give rise to, any breach of fiduciary duty owed to any Client or create any actual or potential conflict of interest, or the appearance thereof, between any Client, on the one hand, and the Firm or any Person Subject to this Code, on the other hand.

2.	Monitoring of Trades

Transactions for an account of an Advisory Person that are executed through the Firm’s trading desk are to be monitored by Compliance and reviewed against pre-approval requests processed by the Chief Compliance Officer (or such party to whom he or she delegates). These transactions are non- discretionary transactions for the trading desk, but may not be executed if the trading desk believes they are in conflict with Harris’ discretionary orders for Clients.

The Firm’s Compliance Department obtains and monitors a daily data feed of trade information from Pershing and Approved Firms (including the title and exchange ticker symbol or CUSIP number of each Covered Security, the date of the transaction, the interest rate and maturity rate (if applicable), the number of shares and principal amount of each Covered Security involved, the nature of the transaction (i.e. buy/sell), the price at which the transaction was effected, and the name of any broker-dealer or bank through which the transaction was effected).

Transactions in non-discretionary accounts at brokers or banks other than Pershing and Approved Firms are to be monitored by the Compliance Department. To accomplish this, all Advisory Persons shall submit to the Compliance Department within thirty days after the month end in which any transaction occurred a statement which includes the title and exchange ticker or CUSIP number of the Covered Security, Reportable Fund, ETF, the date of the transaction, the interest rate and maturity rate (if applicable), the number of shares and principal amount of each Covered Security, Reportable Fund, ETF, or Reportable Government Bond involved, the nature of the transaction (i.e.

buy/sell), the price at which the transaction was effected, the name of any broker-dealer or bank through which the transaction was effected and the date on which the report is submitted. This requirement may be satisfied by opening or maintaining the account(s) at Pershing or an Approved Firm or by having the broker-dealer or bank send the Firm duplicate copies of trade confirmations and all periodic statements, provided that such confirmations and periodic statements contain all of the information required to be provided in the report. The Compliance Department will maintain copies of all such transaction reports.

3.	Cancellation of Trades.

Any transaction for an account of an Advisory Person is subject to cancellation or reversal if it is determined by the Chief Compliance Officer (or such party to whom he or she delegates) – in his or her absolute discretion – that the transaction is or was in conflict with the Code or any applicable trade restriction. A trader may also prevent the execution of orders for an Advisory Person’s account if it appears to the trader that the trade may have to be cancelled or reversed for failure to comply with this Code.

4.	Participation in Dividend Reinvestment Plans and Systematic Purchase Plans.

Advisory Persons may purchase Covered Securities through dividend reinvestment plans or systematic purchase plans without processing such transactions through the Firm’s automated personal trading system or obtaining pre-approval. Purchases through such plans are permitted only if the Advisory Person properly obtained any necessary approvals under the Code prior to opening the relevant account and placing the initial purchase of the Covered Security.

5.	Reporting of Securities Transactions Not Otherwise Reported.

Any transaction in a Covered Security through a non-Discretionary Account in which an Access Person has any beneficial interest or ownership, other than a transaction effected pursuant to a dividend reinvestment plan or systematic purchase plan, must be reported to the Compliance Department. Where such a transaction is effected through neither (i) Pershing or an Approved Firm for which the Firm receives a daily data feed of trade information nor (ii) a broker-dealer or bank that sends the Firm duplicate copies of trade confirmations and all periodic statements (e.g., the transaction is in Covered Securities held at stock transfer companies such as Computershare), the Access Person shall submit to the Compliance Department a report within thirty days after the end of each calendar quarter and include: the title and exchange ticker symbol or CUSIP number of each Covered Security involved, the date of the transaction, the interest rate and maturity rate (if applicable), the number of shares and principal amount of each Covered Security involved, the nature of the transaction (i.e. buy/sell), the price at which the transaction was effected, the name of any broker-dealer or bank through which the transaction was effected, and the date on which the report is submitted. This report may be in any form, including a copy of a confirmation or monthly or other periodic statement.

6.	Initial, Quarterly and Annual Reporting Requirements; Questionnaires.

Each Access Person shall initially disclose in writing to the Compliance Department within ten days of becoming an Access Person, and annually thereafter, within forty-five days after each calendar year-end, the title and exchange ticker or CUSIP number, type of security, number of shares and principal amount12 of all Covered Securities beneficially owned by such Access Person in a non-Discretionary Account, and the date the Access Person submits the report, with information as of a date that is no more than forty-five days from the date of becoming a Access Person, or as of the preceding December 31 for annual reporting, and the name of each broker- dealer or bank with whom the Access Person maintains an account in which he or she has beneficial ownership of any security.

Additionally, each Access Person shall submit responses to quarterly questionnaires requested by Compliance no later than 30 days after the end of each calendar quarter. The questionnaires are intended to satisfy the reporting requirements of Rule 17j-1(d)(ii) under the Act and Rule 204A-1(b)(2) under the Advisers Act by requiring each Access Person to confirm and, as necessary, supplement the information that the Firm receives from Pershing and Approved Firms through a daily data feed of trade information and from other broker-dealers and banks through the duplicate copies of trade confirmations and periodic statements. Quarterly transaction reports and responses to quarterly questionnaires need not include transactions effected pursuant to a dividend reinvestment plan or systematic purchase plan.

H.	CONFIDENTIALITY & OBLIGATIONS OF EMPLOYEES

During the period of employment with the Firm an Employee will have access to certain “confidential information” concerning the Firm and its Clients. This information is a valuable asset and the sole property of the Firm and may not be misappropriated and used outside of the Firm by an Employee or former Employee. “Confidential Information”, defined as all information not publicly available about the business of the Firm, may include, but is not limited to, Client and prospect names and records, research, trading and portfolio information and systems, information concerning externally managed entities or accounts which have been considered or made on behalf of fee paying Clients, and the financial records of the Firm and/or its Employees. In order to protect the interests of the Firm, an Employee or ex-Employee shall not, without the express written consent of the Firm’s Chief Compliance Officer or General Counsel, disclose directly or indirectly confidential information to anyone outside of the Firm other than as necessary or appropriate to carry out the Firm’s normal business operations (e.g., disclosure to a third-party vendor of the Firm or a Fund). An Employee should be extremely careful to avoid inadvertent disclosures and to exercise maximum effort to keep confidential information confidential. Any questions concerning the confidentiality of information should be directed to the Chief Compliance Officer or the General Counsel. An abuse of the Firm’s policy of confidentiality could subject an

[12]

It shall not be deemed a violation of this Code for any report required hereunder not to include the principal amount of a Covered Security; provided, however, that the Compliance Department may request or require such information where it determines that it is necessary to effect the purposes of this Code.

Employee to immediate disciplinary action that may include dismissal from the Firm. Nothing in this Code is intended to prevent an Employee from reporting a violation of applicable laws or regulations to an appropriate regulatory authority.

I.	OUTSIDE EMPLOYMENT, ASSOCIATIONS AND BUSINESS ACTIVITIES; REPORTING OF POSITIONS OF IMMEDIATE FAMILY MEMBERS

Harris requires that all Advisory Persons make their positions with the Firm their primary employment. The approval of Harris (and, in some cases, the approval of FINRA) is required before any Advisory Person may hold any outside position with any business organization (for-profit or not-for-profit), or enter into any relationship, or activity, where such outside position, relationship, or activity could influence the investment activities of the Firm or present a conflict of interest with the Advisory Person’s employment with the Firm. All outside positions, regardless of whether such position is compensated or not, must be discussed with Compliance in advance of accepting such a position to assess the existence of a conflict of interest. Any such outside position, relationship, or activity must be approved in advance in writing by the Chief Compliance Officer and the Advisory Person’s supervisor, and a copy of such approval shall be submitted and maintained by the Compliance Department. Any change in the status of such approved position, relationship, investment, or activity must be reported in writing to the Compliance Department and the Advisory Person’s supervisor within the quarter that the change in status occurred or within the certification cutoff period for the quarter. Any income or compensation received by an Advisory Person for serving in such position must be paid in full to the Firm, unless a waiver is granted by the Chief Compliance Officer and the Advisory Person’s supervisor. Under no circumstance may an Advisory Person represent or suggest that Harris has approved or recommended the business activities of the outside organization or any person associated with it. Associations with entities, such as charitable/volunteer and non-profit organizations where the activity is voluntary in nature (e.g., school or condominium board member, Scout leader, Parent/Teacher Association) and does not involve securities-related activities (such as the selection of investments for endowments and foundations), will generally be granted a written exemption (e.g., email) from this section’s pre-approval requirement, and as such will not require written approval nor will it appear in the quarterly certification of outside activities.

An Advisory Person shall not be deemed to be engaged in securities-related activities as the result of the grant of a durable or conditional power of attorney over an investment account until such time as the power of attorney is exercised or the condition has been met.

Reporting of Positions of Immediate Family Members that Involve Conflicts of Interest. To identify actual or potential conflicts of interest, each Advisory Person must disclose in writing to the Compliance Department any position, relationship, investment, or activity that an immediate family member has that to the Advisory Person’s knowledge could present a conflict of interest for the Advisory Person in his or role with the Firm. If an Advisory Person has any questions about any activities and the need for disclosure, the Advisory Person should be cautious and direct any questions to the Firm’s General Counsel or Compliance Department.

J.	Certification of Compliance by Access Persons.

In addition to new-hire training on the Code, each Access Person will receive annual training over certain aspects of the Code. The Firm shall distribute the Code to each Employee and Non-Access Director upon inception of employment and whenever the Code is amended, but no less frequently than annually. Each Access Person and Non-Access Director is required to certify in writing annually that (i) he or she has received, read and understands the Code, (ii) recognizes that he or she is subject to the Code, and, in the case of Access Persons, (iii) he or she has disclosed or reported all transactions in which the Access Person has a beneficial interest or ownership that are required to be disclosed or reported under the Code or, alternatively, that the Access Person has not engaged in any personal securities transactions during the preceding year for which a report was required to be filed pursuant to the Code.

K.	Annual Report to the Trust’s Board of Trustees.

HALP, as the adviser to the Trust, shall prepare an annual report to the board of trustees of the Trust that:

i.)	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

ii.)

describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

iii.)

certifies to the board that the Trust, the Trust’s adviser (HALP), and the Trust’s principal distributor (HASLP) have adopted procedures reasonably necessary to prevent their Access Persons from violating the Code; and

iv.)	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

III.	POLICY STATEMENT ON INSIDER TRADING

A.	BACKGROUND

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, obtain a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

Regardless of whether a government inquiry occurs, Harris views seriously any violation of this Policy Statement. Such violations constitute potential grounds for disciplinary sanctions, including dismissal.

Cautionary note: The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can prevent a violation of law or forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the General Counsel and the Chief Compliance Officer or, in their absence, their respective deputies. You also must notify the General Counsel and the Chief Compliance Officer or, in their absence, their respective deputies immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

B.	POLICY STATEMENT ON INSIDER TRADING

Generally, no person to whom this Policy Statement applies may trade, either personally or on behalf of others (such as Clients), while in possession of material, nonpublic information and in breach of a duty of trust or confidence that is owed to the issuer of the security, the shareholders of the issuer, or to any other person who is the source of the material nonpublic information; nor may such persons communicate material, nonpublic information to others in breach of a duty of confidentiality or in violation of the law. This Policy Statement applies to securities trading and information handling by all Employees (including their spouse or domestic/live-in partner, minor children and adult members of their households).

The section below reviews principles important to this Policy Statement.

1.	What is Material Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the General Counsel or Chief Compliance Officer.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Similarly, prepublication information regarding reports in the financial press also may be deemed material.

2.	What is Nonpublic Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including Clients, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

i.)	Immediately alert the Trading Department to restrict trading in the security. No reason or explanation should be given to the Trading Department for the restriction.

ii.)	Report the information and proposed trade immediately to the General Counsel or the Chief Compliance Officer.

iii.)	Do not purchase or sell the securities on behalf of yourself or others, including Clients.

iv.)	Do not communicate the information inside or outside Harris other than to the above individuals.

v.)	After the above individuals have reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action(s) the Firm should take.

4.	Contacts with Public Companies

For Harris, contacts with public companies represent an important part of our research efforts. Harris may make investment decisions on the basis of the Firm’s conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, an Employee becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Harris must make a judgment as to its further conduct. To protect yourself, Clients and the Firm, you should contact the General Counsel or the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.	PROCEDURES TO IMPLEMENT THE POLICY STATEMENT ON INSIDER TRADING

1.	Personal Securities Trading

The restrictions on Employee trading and procedures to implement those restrictions and the Firm’s reporting obligations, which are set forth in Section II above and in the Procedures for Personal Trading, constitute the procedures to implement this Policy Statement. Review those procedures carefully and direct any questions about their scope or applicability to the General Counsel or the Compliance Department.

2.	Restrictions on Disclosures

Employees shall not disclose any nonpublic information (whether or not it is material) relating to Harris or its securities transactions to any person outside Harris (unless such disclosure has been authorized by Harris). Material, nonpublic information may not be communicated to anyone, including persons within Harris, except as provided in Section

III(B)(3) above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

IV.	RETENTION OF RECORDS

The Compliance Department or the Secretary of the Trust will maintain the records listed below for a period of five years. Such records shall be maintained at the Firm’s principal place of business in an easily accessible place:

i.)	a list of all Persons Subject to this Code during that period;

ii.)	receipts signed by all Persons Subject to this Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

iii.)	a copy of each Code of Ethics that has been in effect at any time during the period;

iv.)

a copy of each report filed pursuant to the Code and a record of any known violations and actions taken as a result thereof during the period as well as a record of all persons responsible for reviewing these reports;

v.)	a copy of any decision and the reasons supporting the decision, to approve the acquisition of Limited Offerings; and

vi.)	a copy of each report required by II.K of this Code.

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS AND STATEMENT ON INSIDER TRADING

Code of Ethics.

Harris Associates L.P. (“HALP”), Harris Associates Securities L.P. (“HASLP”) and Harris Associates Investment Trust (the “Trust”) have adopted a written Code of Ethics and Statement on Insider Trading (the “Code”) and Procedures for Personal Trading to address potential conflicts of interest by HALP and HASLP personnel and to govern the use and handling of material non-public information. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Code. Copies of the Code and the Procedures for Personal Trading are attached to this acknowledgement. As a condition of your continued employment with HALP and HASLP, and/or the retention of your position, if any, as an officer of the Trust or a member of the board of HALP’s general partner, you are required to read, understand and abide by the Code and the Procedures for Personal Trading.

Compliance Program.

The Code requires that all Access Persons furnish to the Compliance Department information regarding any investment account in which you have a “beneficial interest or ownership” other than Discretionary Accounts. You are also required to furnish to the Compliance Department copies of your monthly or quarterly account statements, or other documents, showing all purchases or sales, other than those effected pursuant to a dividend reinvestment plan or systematic purchase plan, of securities in any such account. Additionally, you are required to furnish a report of your personal securities holdings in Covered Securities within ten calendar days of commencement of your employment with HALP or HASLP and annually thereafter. These requirements apply to any investment account, such as an account at a brokerage house, trust account at a bank, custodial account or similar types of accounts, other than Discretionary Accounts.

This compliance program also requires that Employees report any contact with any securities issuer, government or its personnel, or others, that, in the usual course of business, might involve receipt of what the Employee believes might be material non-public financial information. The Code requires that Employees bring to the attention of the General Counsel or the Chief Compliance Officer any information they receive from any source, which they believe might be material non-public information.

Any questions concerning the Code or Procedures for Personal Trading should be directed to the General Counsel or the Compliance Department.

I affirm that I have received new-hire training covering certain key aspects of the Code and Procedures for Personal Trading from Compliance, and have read and understand the Code and Procedures for Personal Trading. I agree to the terms and conditions set forth in the Code and Procedures for Personal Trading.

If I am acting in the capacity as a contractor, consultant, temporary employee or intern (or similar person) to Harris, I acknowledge that all references to “Employee” in the Code and Procedures for Personal Trading refer to me and shall be construed to mean “agent” and that I may be designated as an Advisory Person and therefore an Access Person as a result of my access to information regarding the purchase or sale of Covered Securities. My agreement and affirmation are made in the capacity as an agent, and not as an employee of Harris, and are not intended to impact my status as an independent contractor.

ANNUAL AFFIRMATION OF COMPLIANCE FOR ACCESS PERSONS AND NON-ACCESS DIRECTORS

Signature	Date

ANNUAL AFFIRMATION OF COMPLIANCE FOR ACCESS PERSONS AND NON-ACCESS DIRECTORS

I affirm that:

1.

I have received annual training pertaining to certain aspects of the Code of Ethics and Statement of Insider Trading (the “Code”) and Procedures for Personal Trading, and have again read and, to the best of my knowledge, have complied with provisions of the Code and Procedures for Personal Trading that pertain to me during the past year. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Code.

2.

I have provided to the Compliance Department the names and addresses of each investment account, other than Discretionary Accounts, in which I have a beneficial interest or ownership, as defined in the Code, including, but not limited to, those with broker-dealers, banks and others. (List of known accounts attached.) (Access Persons only)

3.

I have provided to the Compliance Department copies of account statements or other reports showing each and every transaction in any Covered Security in any non-Discretionary Account in which I have a beneficial interest or ownership, as defined in the Code, during the most recently ended calendar year

or

during the most recent calendar year there were no transactions in any security in which I had a beneficial interest or ownership required to be reported pursuant to the Code. (Access Persons only)

4.

I have provided to the Compliance Department a report of my personal securities holdings in Covered Securities in all non-Discretionary Accounts in which I have a beneficial interest or ownership, as defined in the Code, as of the end of the most recent calendar year, including all required information for each Covered Security in which I have any direct or indirect beneficial ownership. (Access Persons only)

5.

With respect to the activities conducted at Harris, I am unaware of any violations of applicable laws or regulations that have not otherwise been reported to the Chief Compliance Officer or an appropriate regulatory authority.

6.

If I am acting in the capacity as a contractor, consultant, temporary employee or intern (or similar person) to Harris, I acknowledge that all references to “Employee” in the Code and Procedures for Personal Trading refer to me and shall be construed to mean “agent” and that I may be designated as an Advisory Person and therefore an Access Person as a result of my access to information regarding the purchase or sale of Covered Securities. My agreement and affirmation made herein are made in the capacity as an agent, and not as an employee of Harris, and are not intended to impact my independent contractor status.

ANNUAL AFFIRMATION OF COMPLIANCE FOR ACCESS PERSONS AND NON-ACCESS DIRECTORS

Signature	Date

APPENDIX A

Examples of Beneficial Interest

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

•

securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•

securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

•	securities held by you as trustee or co-trustee, where either you or any member of your immediate family has a beneficial interest (using these rules) in the trust.

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	securities held by any partnership in which you are a general partner, to the extent of your interest in the greater of partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•

securities held, directly or through a trust, by a member of your immediate family who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•

securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

•	portfolio securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the General Counsel or Compliance Department.

Harris Associates L.P.

Harris Associates Securities L.P.

Harris Associates Investment Trust

Procedures for Personal Trading1

Overview

Harris Associates L.P. and Harris Associates Securities L.P. (collectively, “Harris” or the “Firm”) and Harris Associates Investment Trust (“Oakmark”) have adopted a Code of Ethics (the “Code”) that governs the conduct of their employees and Access Persons (as defined in the Code), including accounts in which persons subject to the Code have a beneficial ownership interest. All employees of the Firm are subject to the Code. The Code includes a number of specific restrictions on trading by Advisory Persons (as defined in the Code), as well as procedures to implement the trading restrictions and reporting requirements.

In addition to the restrictions set forth in the Code, the Firm has implemented additional restrictions on trading by certain employees. Investment professionals (e.g., Fund/Portfolio Managers, Research Analysts, Research Associates and Research Interns), officers of the Oakmark Funds, and the Firm’s Chief Compliance Officer (“CCO”)2 are subject to additional restrictions relating to sales (or short sales) of securities on the Firm’s Approved Lists and mutual fund managers are subject to additional restrictions relating to purchases (or buys to cover) of securities. These restrictions are set forth in Attachment 1 (Restrictions on Purchases and Sales of Approved List Securities by Employees).

The CCO reports Code violations and non-compliance with these procedures to the Firm’s Audit Committee and to the boards of mutual funds advised by the Firm as requested.

Procedures for Trading by Advisory Persons

Maintaining Brokerage Accounts

Advisory Persons are generally permitted to maintain their brokerage accounts with the Firm’s prime broker, Pershing LLC (“Pershing”) or with any number of other defined broker-dealers or banks approved by Compliance (“Approved Firms”). Contact Compliance for the list of Approved Firms.

To open or maintain a brokerage account at any Approved Firm, Advisory Persons must obtain prior approval from Compliance - with the exception of Pershing accounts, which do not require prior approval.

Advisory Persons should obtain written approval of the CCO before relying on the reporting and other exceptions applicable to accounts in which they have a beneficial ownership interest but no direct or indirect influence or control (“Discretionary Accounts”).

[1]	With respect to Oakmark, these procedures apply only to the Oakmark CCO.
[2]	The CCO may delegate any responsibilities assigned to him or her hereunder to one or more delegates.

Restriction Lists

The Firm has implemented procedures for Advisory Person trading that are designed to reasonably ensure compliance with the Code and other trading restrictions. These procedures include a process whereby an Advisory Person’s trade requests must be checked for compliance against the Firm’s list of restrictions as part of StarCompliance’s automated trade request process3. The restriction lists are updated a) manually by the Compliance Department using a proprietary application for securities recently added/removed from the Firm’s project lists, securities recently added to the Firm’s Approved Lists, and b) through an automated interface to Charles River Investment Management Solutions that includes: open orders, securities where the Firm holds more than 3.9% of the outstanding shares of a U.S. issue or 5% of a non-U.S. issue; underlying securities, excluding exchange-traded funds and digital currencies, when the Firm is trading derivative instruments with such underlying security as the reference asset (unless the reference asset is a broad-based securities index); and securities traded within the previous two days by any client advised by the Firm.

Pre-Approval Requirements - De Minimis Rules

All Advisory Persons are required to enter their proposed personal trades into StarCompliance as a trade request. All trade requests for Covered Securities (as defined in the Code) with a market cap under $750 million USD will generally be automatically approved, provided the request does not violate a restriction period. All trade requests for Covered Securities with market caps of $750 million USD or more will be processed using an automated set of rules within StarCompliance. Usually, an automated approval or denial will be granted after the Advisory Person submits the trade request. If the Advisory Person is an Investment Professional or Trader and the trade request is for a security with a market cap of $750 million USD or more, the CCO will make the decision for domestic trade requests and the Chief Investment Officer (“CIO”) - International will make the decision for international trade requests. In some instances, approvals may be rescinded later if the facts and circumstances of the trade are found to violate the Code.

Corporate Bonds

If an Advisory Person is an Investment Professional requesting a purchase of any corporate debt, irrespective of whether the related equity is on any Approved List, or the debt issuer’s market cap is above or below de minimis thresholds, the request must be first presented to any Portfolio Manager of the Oakmark Equity & Income Fund for prior consideration. If the Portfolio Manager is not interested in purchasing the bond for the Oakmark Equity & Income Fund or another client account, then the Investment Professional may submit a pre-trade authorization request which will then be routed by StarCompliance for review by the CCO.

Last Out Rule

Employees subject to the “Last Out” rule for sales of Approved List securities (refer to Attachment 1 for the employee categories) must obtain a sale waiver from the CCO (trade requests in StarCompliance will be automatically routed for review by the CCO) prior to selling such securities.

Holding Limits

The Firm also imposes holding limits on Advisory Persons. Advisory Persons may not acquire a Covered Security if it will result in the Advisory Person owning, or if the Advisory Person already owns, more than 0.5% of the outstanding shares of the issuer of any client-owned equity security or more than 4% of the outstanding shares of the issuer of any non-client-owned equity security. Further, the Firm requires a minimum holding period of one business day for any Covered Security position that is bought or sold short by an Access Person in an account where he or she has a beneficial ownership interest.

[3]	In the event StarCompliance is unavailable, all Advisory Person trade requests must be checked manually against the restricted list on the Compliance Intranet page.

2

Margin Account Prohibitions

Advisory Persons are prohibited from purchasing (and discouraged from holding) any client-owned or Approved Listed security4 on margin.

Research Analysts’ Prohibitions

The CCO will generally not approve a Research Analyst’s5 request to purchase a security that has a market capitalization in excess of USD $750 million. Approval will generally be granted only if the following conditions are met: (1) the security is no longer on a Project List6; and (2) the Research Analyst has previously recommended the security for addition to an Approved List to an appropriate stock selection group (e.g., Team I, SSG (or both) or Small Cap) within the last 3 months; and the security was not added to an Approved List. If a Research Analyst is also a Fund Manager, then the purchase restrictions applicable to the Fund Managers for the Oakmark Funds and other advised and subadvised funds shall prevail in any instance of a conflict with this section.

Project List Sale Waivers

Advisory Persons may sell a security that is on the Project List subject to additional approval requirements. Approval to sell a Project Listed security must be obtained from the Research Analyst who is monitoring the security, CIO, U.S. equities or the International CIO for international securities, and the General Counsel or the CCO. The Sale Waiver Form is not part of the StarCompliance system. However, the requester must still process a trade request using StarCompliance and attach the trade request printout and the Sale Waiver Form to the printout.

Reviews of Advisory Person Trading

The Compliance Department regularly reviews all personal trading by Advisory Persons.

Daily Compliance Reviews

A Compliance Officer7 reviews the previous day’s Advisory Person trades in non-Discretionary Accounts executed through the Approved Firms. The Compliance Officer reviews such transactions against the trade restrictions applicable to each Advisory Person. The Compliance Officer also reviews the transactions for proper pre-approval and any potential conflicts of interest. If an Advisory Person’s trade is found to be in conflict with the Code or any applicable trade restriction, the Compliance Officer will notify the CCO. Advisory Persons whose trades are found to be in violation of the Code and its related Advisory Person trade restrictions are not entitled to keep any gains resulting from the violation; these gains must be disgorged.8 Losses sustained by Advisory Persons as the result of a trade cancellation or reversal required by the Code because the trade violated the Code and its related Advisory Person trade restrictions are usually borne by the Advisory Person if it was the Advisory Person’s actions that caused the violation.

[4]	Open-end mutual funds are not included in this prohibition. For purposes of this rule, tracking stocks are to be rolled up to the parent company level and applied accordingly.
[5]	For purposes of this section only, the term Research Analyst will include Research Associates and interns in the Research groups.
[6]

Removing a security from a Project List makes it subject to a cooling off period for 2 days following the removal from the Project List by Compliance in the Application (HALP Utility) Launcher. During the cooling off period, no one may trade the security being removed from a Project List.

[7]	The General Counsel will review the CCO’s trade activity.
[8]	Any profits required to be disgorged hereunder shall be donated to a charity designated by the Firm or as otherwise directed by the CCO.

3

Compliance Reviews of Non-Approved Firm Accounts

A Compliance Officer reviews transactions in all non-Discretionary Accounts when trade confirmations and monthly statements are received. This review covers the restrictions noted above. The Compliance Department maintains a list of all approved non-Discretionary Accounts for Advisory Persons. This list is updated quarterly and sent to the General Counsel and CCO.

Quarterly Compliance Reviews

Each Access Person is required to complete the Firm’s Quarterly Compliance Questionnaire and Transaction Report when requested by Compliance. All transactions reported on the Questionnaire are reviewed by a Compliance Officer for conformity to the Code and related Advisory Person or Access Person trading restrictions, and exceptions are reported to the CCO and General Counsel.

4

Attachment 1

RESTRICTIONS ON PURCHASES AND

SALES OF APPROVED LIST SECURITIES BY

CERTAIN EMPLOYEES

Effective March 1,

2004

In addition to the existing restrictions and pre-approval procedures for employee trading in the Code of Ethics and Procedures for Personal Trading, the following rules became effective as of March 1, 2004:

1.	“Last Out” Rule for Sales of Approved List Securities:

•

The employees listed below cannot sell (or sell short) an Approved List security (any security on the SSG, Small Cap or International Approved Lists) until the later of: (1) two days after the security is no longer owned by any mutual fund advised or subadvised by the Firm or (2) two days after the security is no longer on any Approved List.[9]

•

Employees subject to this “Last Out” rule include all investment professionals (e.g., Fund/Portfolio Managers, Research Analysts, Research Associates and Research Interns), Traders, Portfolio Implementation Specialists, Portfolio Associates, the aforementioned persons’ immediate supervisors, IT Trading Technology staff, HAIT officers, the Firm’s General Counsel, and the Firm’s CCO.

•	Exceptions to the “Last Out” rule may be granted only for a reason of “hardship” or to divest of de minimis shares of a security, and must be approved by the CCO or General Counsel.

•

Existing holdings that were held prior to the effective date of this rule will be “grandfathered”[10]. Covered employees relying on the grandfathering provision must provide documentation that shows when the shares were purchased (e.g., a brokerage statement with purchase date information).

•

Existing holdings that were purchased prior to becoming a Harris employee or prior to the employee becoming subject to the “Last Out” rule can be sold within a 90 day period after the employee’s start date as a person subject to the “Last Out” rule provided such sales are not within the other restriction periods described in the Code of Ethics, and are pre-approved by Harris’ CCO as described below. However, any subsequent purchases of the same Approved List security (or a new security resulting from a corporate action related to the original security) will be subject to the “Last Out” rule.

[9]

The “Last Out” rule does not apply more broadly (e.g., with respect to certain separate accounts) because those accounts may be tax-managed or may not sell a security for other reasons even after it has been removed from an Approved List.

[10]	“Grandfathered” means that the sale request will not be subject to the additional restrictions set forth under the Last Out Rule (with the exception of the CCO sale waiver requirement).

•	All sales subject to this rule (including sales of “grandfathered” holdings) must be pre- approved by the CCO (or in his or her absence, the General Counsel).

2.	Rules Restricting Securities Purchases By Fund Managers:

•

Oakmark Funds: An Oakmark Fund manager cannot purchase (or buy to cover) an equity security that is currently owned in any fund that he or she manages. In addition, the following restrictions apply to managers of the funds listed below:

Oakmark Mutual Fund	Fund Manager Restriction
Oakmark Fund Oakmark Select Fund Oakmark Global Select	No purchases of shares of companies having a market cap in excess of USD $2 billion.

Oakmark International Fund	No purchases of shares of non-U.S. companies having a market cap in excess of USD $2 billion.

Oakmark International Small Cap Fund	No purchases of shares of non-U.S. companies having a market cap of greater than USD $750 million.

Oakmark Global Fund Oakmark Equity and Income Fund	No purchases of shares of companies having a market cap greater than USD $750 million.

•

Advised and Subadvised non-Oakmark Funds: If shares of an advised or subadvised fund (where at least two-thirds of the fund’s assets are managed by the Firm) are eligible for purchase by a Fund Manager of the fund, the same restrictions applicable to Oakmark Funds Managers in the table immediately above will apply (depending on whether the fund is domestic, international or global and whether it is a small cap, large cap or all cap fund).

If shares of an advised or subadvised fund managed by a Fund Manager are not eligible for purchase, the Fund Manager may purchase securities also owned by that fund or may purchase other securities, subject to all other applicable employee trade restrictions (including the “Last Out” rule above).

•	Covered employees under this section with existing holdings (whether grandfathered or not) will not be required to sell their securities.